Exhibit 10.52

TERM SHEET

This Term Sheet is intended to serve as an outline of the basic terms upon which certain Purchasers agree to purchase shares of IWT Tesoro Corporation (the “Company”).

Company:	IWT Tesoro Corporation

Purchaser:	Sophisticated Accredited Investors (the “Purchaser”)

Security to be Issued:	Series A Convertible Cumulative Preferred Stock (“Series A”) Preferred Stock.

Coupon Rate:	Year 1 Year 2 Year 3 Year 4 Year 5 and beyond	4% 6% 8% 10% 10%

Shares Being Offered:

At the Closing, the Purchaser will purchase up to 2,000,000 shares of Series A at a price of $5.00 per share for the aggregate price of up to ten million US dollars (“$10,000,000 USD”) through November 15, 2007. Payment for shares can be in tranches.

Restriction of Issuance of Securities

Excluding any Company benefit plan or any securities (derivative securities) outstanding, Company shall not issue additional securities, options, warrants, or pledges without the approval of the Series A Preferred Stockholders for a period of 12 months following funding of not less than $5.0 million.

Board Member:	The current Directors of the Company shall appoint a new Director selected by the Purchaser at such time as the Company has received funding of not less than $2.0 million.

Non-Shorting:	The Purchaser warrants that it will not engage in short sales of the Company’s common stock.

Conversion:

In the event the Company fails to meet any of the financial or operational performance criteria as identified and defined in Exhibit A -Performance Criteria, each share of Series A Preferred Stock is convertible into 20 shares of the Company’s Restricted Common stock (“Common Stock”). If the Company meets or exceeds all performance criteria as defined in Exhibit A Performance Criteria, each share of Series A is convertible into 8 shares of the Company’s Restricted Common stock. The offering is being made on a best efforts basis. The Common Stock is currently quoted on the Over The Counter Bulletin Board under the symbol IWTT.OB.

The Purchaser may convert the Series A Preferred Stock and any unpaid dividends into Common Stock at any time as stated above. Unpaid dividends will be converted into Restricted Common Stock according to the appropriate conversion right stated above.

The shares of Series A Preferred Stock, subject to certain limitations, shall be converted, in whole or in part from time to time at the Company’s option, at any time that the trading price of the Common Stock shall be $3.00 per share or higher for 20 consecutive trading days.

Sales to Purchaser:	The offering of the Securities has not been registered under the U.S. Securities

Act of 1933, as amended (the “Securities Act”) and the Securities are being offered in reliance upon the exemption under Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder. Sales of the Securities will be made only to “accredited investors” as such term is defined in Rule 501(a) of Regulation D under the Securities Act.

Each of the Securities to be issued shall contain a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE PROVISIONS OF THE SECURITIES ACT.

Use of Proceeds:	The Company and Purchaser shall mutually agree on the use of proceeds.

Conditions to Closing:	Customary conditions, including (a) acceptable legal and business due diligence on the Company and its subsidiaries, (b) required approvals, and (c) appropriate documentation.

RISK FACTORS

The Securities offered hereby are highly speculative and involve a high degree of risk and, therefore, should not be purchased by anyone who cannot afford the loss of their entire investment. Risk Factors relating to this offering and the Company are set forth in the Company’s filings with the SEC.

Information Provided or Made Available.

Each Purchaser must represent their intention to acquire the securities for investment only and not with a view for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising. Each Purchaser has been provided with or has had access to all information, including financial, has reviewed the information and has had the opportunity to ask the Company questions about the Company, including financial, and the Securities.The Company’s filings with the Securities and Exchange Commission are available at www.sec.gov.

Agreed to by:

The Company	The Purchaser

IWT Tesoro Corporation	KMA Capital Partners, Inc, its affiliates and investors

By:	By:
Henry J. Boucher, Jr., CEO and President	Douglas Calaway, President and CEO
Duly Authorized	7658 Municipal Drive
Orlando, FL 32819